Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-44962, 33-44963, 33-64832, 33-74418, 33-86106, 33-86108, 333-39653, 333-37163, 333-71539, 333-58016, 333-111477, 333-119125 and 333-119126) and Form S-3 (File Nos. 333-108347, 333-109429, 333-121946 and 333-124235) of American Superconductor Corporation of our report dated March 23, 2007, relating to the financial statements of Windtec Consulting GmbH, which appears in the Current Report on Form 8-K of American Superconductor Corporation dated March 23, 2007.

March 23, 2007 /s/ Aslan Milla Aslan Milla	/s/ Detlef Kunz p.p. Detlef Kunz

PwC Wirtschaftsprüfung AG

Wirtschaftsprüfungs- und

Steuerberatungsgesellschaft

ErdbergstraBe 200

A-1030 Vienna